As filed with the Securities and Exchange Commission on November 17, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PartnerRe Ltd.
(Exact name of Registrant as specified in its charter)

Bermuda	Not Applicable
(State of other jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification No.)

96 Pitts Bay Road
Pembroke HM 08
Bermuda
(441) 292-0888
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

PartnerRe Ltd.
2005 Employee Equity Plan
(Full title of the plan)

c/o Scott D. Moore
PartnerRe U.S. Corporation
One Greenwich Plaza
Greenwich, CT 06830-6352
(203) 485-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Albert A. Benchimol	Richard J. Sandler, Esq.
Executive Vice President &	Ethan T. James, Esq.
Chief Financial Officer	Davis Polk & Wardwell
96 Pitts Bay Road	450 Lexington Avenue
Pembroke HM 08	New York, NY 10017
Bermuda	(212) 450-4000
(441) 292-0888

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(3)
Common shares, $1.00 par value	2,500,000 shares	$68.22	$170,550,000	$20,073.00
(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on the New York Stock Exchange on November 15, 2005.

(3)	Rounded up to the nearest penny.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by PartnerRe Ltd. (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference.

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

(2) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

     Mr. Marc Wetherhill, who is giving an opinion on the validity of the securities being registered, is corporate counsel of the Company. He is eligible to receive awards under the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 98 of the Companies Act of 1981 of Bermuda (the “Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from the fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

     The Company has adopted provisions in its Bye-Laws that provide that it shall indemnify its officers and directors to the maximum extent permitted under the Act, except where such liability arises from fraud, dishonesty, willful negligence or default.

     The Company has entered into employment agreements with certain of its executive officers which each contain provisions pursuant to which the Company has agreed to indemnify the executive as required by the Bye-Laws and maintain customary insurance policies providing for indemnification.

     The Company has purchased insurance on behalf of its directors and officers for liabilities arising out of their capacities as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description

4.1	Amended Memorandum of Association of PartnerRe Ltd. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form F-3 as filed on June 20, 1997, File No. 333- 7094).*

4.2	Amended and Restated Bye-laws of PartnerRe Ltd. (incorporated by reference to Exhibit 3.2 of the Company’s quarterly report on Form 10-Q for the period ended June 30, 2004 as filed on August 6, 2004, File No. 001-14536).*

5.1	Opinion of Mr. Marc Wetherhill, corporate counsel of the Company.

15.1	Letter Regarding Unaudited Interim Financial Information.

23.1	Consent of Deloitte & Touche, Independent Registered Public Accounting Firm.

23.2	Consent of Mr. Marc Wetherhill, corporate counsel of the Company (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).

99.1	PartnerRe Ltd. 2005 Employee Equity Plan (incorporated by reference to the Company’s Proxy Statement on Schedule 14A as filed April 4, 2005, File No. 001-14536).*

____________________________
*Incorporated by reference.

ITEM 9. REQUIRED UNDERTAKINGS

     (a) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in Pembroke, Bermuda, on this 17th day of November, 2005.

PARTNERRE LTD.

By:	/s/ Albert Benchimol

	Name:	Albert A. Benchimol
	Title:	Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

     Each of the undersigned directors and/or officers of PartnerRe Ltd., a company organized under the laws of Bermuda, hereby constitutes and appoints Albert A. Benchimol and Amanda Sodergren, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and deliver this registration statement on Form S-8 and any and all amendments (including post-effective amendments) hereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Patrick A. Thiele	President, Chief Executive Officer and	November 17, 2005
Director
Patrick A. Thiele	(Principal Executive Officer)

Executive Vice President and Chief Financial
/s/ Albert A. Benchimol	Officer	November 17, 2005
(Principal Financial and Accounting Officer)
Albert A. Benchimol

/s/ John A. Rollwagen	Chairman of the Board of Directors	November 17, 2005

John A. Rollwagen

/s/ Vito H. Baumgartner	Director	November 17, 2005

Vito H. Baumgartner

/s/ Robert M. Baylis	Director	November 17, 2005

Robert M. Baylis

/s/ Judith Hanratty	Director	November 17, 2005

Judith Hanratty

Signature	Title	Date

/s/ Jan H. Holsboer	Director	November 17, 2005

Jan H. Holsboer

/s/ Jean-Paul Montupet	Director	November 17, 2005

Jean-Paul Montupet

/s/ Rémy Sautter	Director	November 17, 2005

Rémy Sautter

/s/ Jürgen Zech	Director	November 17, 2005

Jürgen Zech

/s/ Kevin M. Twomey	Director	November 17, 2005

Kevin M. Twomey

PARTNERRE U.S. CORPORATION

By:	/s/ Scott D. Moore

	Name:	Scott D. Moore
	Title:	President and Chief Executive Officer

Authorized Representative in the United States November 17, 2005

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended Memorandum of Association of PartnerRe Ltd. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form F-3 as filed on June 20, 1997, File No. 333- 7094).*

4.2	Amended and Restated Bye-laws of PartnerRe Ltd. (incorporated by reference to Exhibit 3.2 of the Company’s quarterly report on Form 10-Q for the period ended June 30, 2004 as filed on August 6, 2004, File No. 001-14536).*

5.1	Opinion of Mr. Marc Wetherhill, corporate counsel of the Company.

15.1	Letter Regarding Unaudited Interim Financial Information.

23.1	Consent of Deloitte & Touche, Independent Registered Public Accounting Firm.

23.2	Consent of Mr. Marc Wetherhill, corporate counsel of the Company (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).

99.1	PartnerRe Ltd. 2005 Employee Equity Plan (incorporated by reference to the Company’s Proxy Statement on Schedule 14A as filed April 4, 2005, File No. 001-14536).*

____________________________
*Incorporated by reference.